SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                                (Amendment No. )*

                           PAR Technology Corporation
                           --------------------------
                                (Name of Issuer)


                          Common Stock, par value $.02
                          ----------------------------
                         (Title of Class of Securities)

                                   698884103
                                   ---------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSON
     John W. Sammon, Jr.        ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                               (a) [ ]
     N/A                       (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------

  NUMBER OF                   5    SOLE VOTING POWER
   SHARES                          3,883,300
 BENEFICIALLY                      ---------------------------------------------
 OWNED BY                     6    SHARED VOTING POWER
   EACH                            N/A
 REPORTING                         ---------------------------------------------
   PERSON                     7    SOLE DISPOSITIVE  POWER
   WITH                            3,883,300
                                   ---------------------------------------------
                              8    SHARED  DISPOSITIVE POWER
                                   N/A
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,883,300
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A

--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     44%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*

     IN

================================================================================

Item 1. (a)       Name of Issuer:

                  PAR  Technology Corporation

Item 1. (b)       Address of Issuer's Principal Executive Offices:

                  PAR Technology Park
                  8383 Seneca Turnpike
                  New Hartford, NY  13413-4991

Item 2. (a)       Name of Person Filing:

                  John W. Sammon, Jr.

Item 2. (b)       Address of Principal Business Office:

                  c/o PAR Technology Corporation
                  PAR Technology Park
                  8383 Seneca Turnpike
                  New Hartford, NY  13413-4991

Item 2. (c)       Citizenship:

                  U.S.

Item 2. (d)       Title of Class of Securities:

                  Common Stock, par value $.02

Item 2. (e)       CUSIP Number:

                  698884103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person is a:

                  Not Applicable

Item 4.           Ownership

                  (a)    Amount Beneficially owned:

                         3,883,300

                  (b)    Percent of Class:

                         44%

                  (c)    Number of shares as to which such person has:

                         (I)   sole power to vote or to direct the vote

                               3,883,300

                         (ii)  shared power to vote or to direct the vote

                               N/A

                        (iii) sole power to dispose or to direct the disposition of

                               3,883,300

                         (iv) shared power to dispose or to direct the disposition of

                               N/A

Item 5.  Ownership of Five Percent or Less of a Class:

          Not  Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

          Not  Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not Applicable

Item 8.  Identification and Classification of Members of the Group:

          Not  Applicable

Item 9.  Notice of Dissolution of Group:

          Not  Applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction honoring such purposes or effect. After reasonable inquiring and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997


/s/  John W. Sammon
-------------------
Signature

John W. Sammon, Jr., President
------------------------------
Name/Title: